Exhibit 10.21
DATED 12 MARCH 2010
(1)	EPAY LIMITED

(2)	EPAY AUSTRALIA PTY LIMITED

(3)	GARETH GUMBLEY
COMPROMISE AGREEMENT
WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on 12 March 2009.
PARTIES:
(1)	EPAY LIMITED, a company registered in England and Wales with company number 3695345 whose registered office is at 2nd Floor, Kelting House, Southernhay, Basildon, Essex SS14 1EL (“EPL”); and

(2)	EPAY AUSTRALIA PTY LIMITED, a company registered in Australia (ACN 093 566 097) of Level 9. 131 York Street. Sydney NSW 2000 (“EPAL”)

(3)	GARETH GUMBLEY (the “Employee”).
RECITALS:
(A)	The Employee is employed by EPAL pursuant to the terms of a Letter of Offer of Employment dated 8 August 2005 (as amended) (the “Contract”). The Employee is currently seconded to EPL pursuant to a Letter of Secondment dated 11 May 2008 (“the Secondment Agreement”), which is due to expire on 19 May 2010.

(B)	EPL, EPAL and the Employee have agreed that the Employee’s employment with EPAL will terminate on 23 December 2010 (“the Termination Date”) and that his secondment to EPL will be extended to the Termination Date, upon which the Secondment Agreement will terminate by agreement. The termination of the Employee’s employment and secondment will be on the terms set out in this Agreement by way of settlement of all claims that the Employee has made or may have against EPL, EPAL or any other Group company (as defined below) arising out of the Employee’s employment, the Employee’s secondment and the termination of both his employment and secondment.

(C)	EPL and EPAL enter this Agreement on their own behalf and as agents for and trustees of all companies in the Group and are duly authorised to do so. EPL and EPAL intend that each company in the Group will be entitled to enforce in its own right any term of this Agreement which expressly or impliedly confers a benefit on that company in accordance with the provisions of the Contracts (Rights of Third Parties Act) 1999.

(D)	The warranties and conditions set out in clause 21 are conditions precedent to the Employer’s obligations under this Agreement. EPL and EPAL will cease to be liable to make the Termination Payment (as defined below) in the event that the Employee is in breach of the said warranties or unable to fulfil the said conditions.
IT IS AGREED AS FOLLOWS:
1.	In this Agreement “Group” means any company wherever registered or incorporated which is for the time being a subsidiary or a holding company of either or both of EPL and EPAL or a subsidiary of any such company (as “subsidiary” and “holding company” are defined in section 1159 of the Companies Act 2006) or which is an associated company of any such company (as “associated company” is defined in the Income and Corporation Taxes Act 1988 (as amended)).

2.	The Employee:

2.1	agrees that the final day he will be required to attend work other than under the terms of this Agreement will be on 19 May 2010;

2.2	agrees that he will take all outstanding paid annual and personal leave for the period between 25 May 2010 and 23 June 2010, which the parties agree represents all outstanding annual and personal leave accrued by the Employee to 23 June 2010;

2.3	agrees that from the Notice Date to the Termination Date (the “Garden Leave Period”), the employee shall not be required to perform any duties for the Group unless specifically directed by EPL or EPAL (which EPL and EPAL agree will only occur in exceptional circumstances). During the Garden Leave Period, the Employee:

2.3.1	shall remain bound by the terms of the Contract and the Secondment Agreement (other than those requiring him to perform duties);

2.3.2	shall not (without the permission of EPL, EPAL or any company in the Group) attend any premises of EPL, EPAL or of any company in the Group;

2.3.3	shall not (without the permission of EPL, EPAL or any company in the Group) have any contact with any client, customer, supplier, director, employee or consultant of EPL, EPAL or of any company in the Group during normal working hours;

2.3.4	shall not (without the permission of EPL, EPAL or any company in the Group) have contact outside of normal working hours with any client, customer, supplier, director, employee or consultant of EPL, EPAL or of any company in the Group other than of a purely social nature and shall not discuss with any such person the business or affairs of the Company or of any company in the Group;

2.3.5	shall be deemed to have taken all holiday which shall have accrued up to the Termination Date (including, for the avoidance of doubt, any accrued but untaken holiday in the Employer’s current holiday year); and

2.3.6	agrees to comply with the covenants prescribed at Schedule 6 to this Agreement. In consideration of this undertaking EPL shall pay to the Employee £100, minus deductions for income tax and national insurance contributions, required by law within 14 days of the Termination Date.

3.	The Employee agrees that by consent with EPAL, notice of the termination of his employment will be deemed to be provided by EPAL on 1 October 2010 (“the Notice Date”), to expire on the Termination Date. EPAL and EPL agree that from 23 June 2010, the Employee will remain employed by EPAL and seconded to EPL, but subject to his performance of and compliance with his obligations under the terms of this Agreement, and his compliance with Schedule 6 to this Agreement, his employment will be non-exclusive and he may accept alternative offers for work or employment.

4.	Subject to this Agreement, the Employee will receive his accrued salary and contractual benefits, less deductions for income tax and national insurance contributions at appropriate rates to the Termination Date, under the terms of the Contract and the Service Agreement.

5.	Subject to the terms of this Agreement EPL will pay to the Employee within 14 days of the later of the Termination Date and the return of the documents at Schedule 2 and 3 to this Agreement executed and signed by the Employee and his Independent Adviser, a termination payment of £10,000 (the “Termination Payment”) provided that the Employee has acted in material compliance with the terms of this Agreement, the Contract and the Secondment Agreement.

6.	EPL will provide the Employee with a bonus payment of £56,100, minus deductions for income tax and national insurance contributions (“the Bonus Payment”), to be paid by 31 March 2010. The Employee agrees that he is not entitled to payment of any further bonus payment by any Group company, including without restriction EPL and EPAL, under any plan, policy or other document, for services provided by the Employee either before or after the date of this Agreement.

7.	Subject to the terms of this Agreement (including, without restriction, clause 22), the Employee’s share option entitlements (“Option Entitlements”) and stock entitlements (“Stock Entitlements”) will apply subject to and in accordance with the terms of applicable plans and schemes. The Employee will be deemed to remain a Service Provider for the purposes of the Euronet Worldwide Inc. 2006 Stock Incentive Plan until the Termination Date. For the purpose of applicable stock option schemes and agreements, share options issued to the Employee but not yet vested will continue to vest to the Employee until the Termination Date. The Employee’s rights in relation to the sale or exercise of stock or options will otherwise be subject to the terms of the 2006 Stock Incentive Plan, and applicable stock option schemes and agreements. For the avoidance of doubt, the shares and options vesting to the Employee, subject to the terms of this Agreement, will be those listed at Schedule 5. All stock and option entitlements scheduled to vest to the Employee after the Termination Date will be forfeited by the Employee. The parties agree that any post-termination of employment restrictive covenants contained in any applicable plans and schemes shall lapse at the date of this Agreement and are replaced by the provisions of Schedule 6.

8.	The Employee shall perform his usual duties pursuant to the terms of the Contract between the date of this Agreement and 19 May 2010, or to such earlier time as may be directed by EPL at its discretion. However, the employee agrees that EPL and EPAL may at their discretion direct the employee to engage in such duties commensurate with his current role as Managing Director prepaid division as they consider appropriate during this period (including providing such assistance as is considered necessary in handing over responsibility to the employee’s successor). EPL and/or EPAL are free to appoint and install the employee’s successor at any time from the date of this Agreement.

9.	The Employee agrees that any salary overpayment including payment for any holiday taken by the Employee in excess of his annual holiday entitlement, loan or other monies owing to the Employer or any company in the Group may be deducted from the Employee’s final salary.

10.	The Employer will reimburse the Employee for any expenses properly incurred by him in the performance of his duties during his employment with the Employer. Any expenses incurred by the Employee after 19 May 2010 may only be incurred by the Employee with the express, written consent of Mr Kevin Caponecchi. Any such claim must be submitted within 14 days of the Termination Date to the Group Global Human Resources Manager, Selina Alli, and otherwise in accordance with the Group’s normal procedures.

11.	The Employee agrees to provide all reasonable assistance and to take all reasonable steps to assist EPL, EPAL and the Group in dealing with any litigation, arbitration, legal dispute or commercial dispute arising in respect of any circumstances relating to EPL, EPAL or any Group Company concerning:

11.1	matters with which the Employee was or will be involved in the course of his provision of services to EPL, EPAL or to any Group Company, where such assistance is required by the Group at any time to the Termination Date; and

11.2	any matter concerning the Group subsidiary, ATX Software Limited, whether or not such assistance is required before of after the Termination Date (“an ATX Dispute”);

(a “Relevant Dispute”).

Also for the avoidance of doubt, the Employee agrees that reasonable assistance to EPL, EPAL and/or to any Group Company for the purposes of any Relevant Dispute would include, where necessary, his travelling to and attending any location that may reasonably be required by EPL, EPAL, or any Group Company for the purposes of resolving, preparing for, pursuing or otherwise dealing with a Relevant Dispute. The Employee agrees to use reasonable efforts to make arrangements to comply with his obligations under this clause 11 irrespective of any arrangements to provide services to any other person, company, partnership, business or organisation, and will not enter into work arrangements with any parties involved in the ATX matter that may reasonably be considered to create a conflict of interest for the Employee in providing assistance pursuant to this clause. EPAL, EPL or a nominated Group company will reimburse the Employee for travel, subsistence and accommodation and other expenses reasonably incurred by the Employee in complying with his obligations under the terms of this clause 11, subject to the provision by the Employee of valid receipts. For the avoidance of doubt, EPAL, EPL or a nominated Group company will provide the Employee with reimbursement for expenses for business class travel and otherwise for any expenses the Company considers (acting reasonably) have been reasonably incurred by the Employee. EPL and EPAL recognise that in discharging his obligations under the terms of clause 11.2, the Employee may be required to take time off work from any future employment or working arrangements after the Termination Date (“Future Work”). If the Employee is required, in order to discharge his obligations under clause 11.2, to take unpaid time of Future Work at any time after the Termination Date, EPL agrees to reimburse the Employee for a sum equal to the gross basic salary payable to the Employee for the unpaid time taken by the Employee away from any Future Work, subject to the following conditions:

11.3	the Employee must reach prior agreement with EPL regarding the period of unpaid time the Employee will be required to take away from any Future Work; and

11.4	the Employee agrees that he is entirely responsible for accounting for any tax or other statutory liability payable to any third party (including without restriction Her Majesty’s Revenue Service) for any sum reimbursed by EPL to the Employee under the terms of this clause 11.

12.	The Employee will return to the Employer prior to the Termination Date or when directed by EPL or EPAL all books, documents (whether confidential or not), Apple MacBook Pro Laptop, mobile telephones (including Apple l-phone and Blackberry Pearl), electrical equipment, computer disks, electronic copies of documents, materials, credit cards (including Lloyds Corporate Credit Card), identity cards, keys, access cards and any other property of the Employer or any other company in the Group and any copies of such items, which is in his possession or under his control. For the avoidance of doubt property of the Employer will include any property which is the property of a client or supplier of the Employer or company in the Group, which is in the Employee’s possession as a result of his employment.

13.	EPAL agrees that it will provide the Employee with re-imbursement for expenses incurred by the Employee in relocating to Australia on the basis that the Employee is entitled to reimbursement for relocation expenses under clause 8.3 of the Secondment Agreement (“the Relocation Payment”), subject to:

13.1	the terms of the Secondment Agreement;

13.2	the Employee materially complying with the Secondment Agreement and the Contract;

13.3	the provision of receipts and documentary evidence to the satisfaction of EPAL and the Group; and

13.4	the Employee relocating (which will be deemed the date the Employee arrives back in Australia on a permanent basis) at a date prior to 31 January 2012.

14.	The Employee undertakes that he will not before or after the Termination Date, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning EPL, EPAL or any company in the Group or their officers or employees. EPL and EPAL undertake they (including Group Senior Executives) will not, make any disparaging or derogatory statements regarding the Employee. The Employee warrants that he has not directly or indirectly already made any statement (derogatory or otherwise) about his employment with EPAL or his secondment to EPL (including statements about the termination of his employment or secondment and the circumstances relating to such termination) except for his immediate family and professional advisers.

15.	The Employee, EPL and EPAL agree to keep the term of this Agreement strictly confidential and agrees not to disclose, communicate or otherwise make public the same to anyone except:

15.1	for the Employee, for communications are to his immediate family, his professional advisers, relevant tax authorities and otherwise as may be required by law); and

15.2	for EPL and EPAL, for internal Group communications as considered reasonably necessary by Group companies, where such disclosures or communications are reasonably necessary under applicable law (including but not restricted to securities laws in the United States), for communications with Group professional advisers, for communications with relevant tax authorities and otherwise as may be required by law.

16.	Subject to Schedule 6 of this Agreement, the Employee acknowledges and affirms his on-going obligations to:

16.1	EPAL and Group companies under clauses 9, 10 and 12 of the Contract;

16.2	EPL and Group companies under clause 10 of the Secondment Agreement.

17.	The Employee will resign as a Director of all Group companies for which he is a Director and from any other office he may hold with any other company in the Group, such resignations to take effect by 19 May 2010 or on such earlier date as EPL or EPAL may direct. The Employee will sign a letter of resignation in the form attached at Schedule 1 to this Agreement for these purposes.

18.	In accordance with EPL’s understanding of current tax withholding requirements, the Termination Payment will be paid without any deduction for income tax. Any tax or statutory contributions payable in relation to the Termination Date and the payments and benefits provided to the Employee under this Agreement will, if not deducted by EPL or EPAL, be for the Employee’s own account and the Employee will indemnify the Employer (and all other companies in the Group) on demand against any further liability in respect of income tax or employee’s national insurance contributions (including interest penalties and all associated costs and expenses) incurred in connection with the making of the payments and the provision of benefits as set out in this Agreement provided always that the Employee is notified of the tax demand within 14 days of receipt of that demand by the Company. The Company shall afford the Employee a reasonable opportunity to challenge any such tax demand before accounting for the tax in question and will provide the Employee with reasonable co-operation in relation to any such challenge.

19.	EPL will pay direct to the Employee’s solicitors or Norton Rose LLP, a sum to a maximum of £1,500 plus VAT in respect of legal costs incurred in connection with advice provided to him as to the terms and effect of this Agreement upon receipt of a valid VAT invoice addressed to the Employee but stated to be payable by EPL.

20.	The Employee, EPL and EPAL agree that terms set out in this Agreement will be in full and final settlement of all and any claims for breach of contract (including but not limited to wrongful dismissal) the Employee may have against EPL, EPAL and any company in the Group or its/their respective officers or employees and all other claims, costs and expenses or rights of action howsoever arising which the Employee has ever had or may now have or which he may have in any jurisdiction (including without limitation the United Kingdom, Australia and/or New South Wales) at any time in the future, whether or not such claims have come into existence including without limitation arising out of or in connection with his employment or its termination or loss of office against EPL, EPAL or any company in the Group or its/their respective officers or employees, any complaints the Employee has expressly raised against and notified to EPL and EPAL, and the following claims which the Employee has raised or intimated:

20.1	unfair dismissal;

20.2	his right to receive a statutory or contractual redundancy payment;

20.3	pay in lieu of notice or damages for termination of employment without notice or on short notice;

20.4	outstanding pay, holiday pay (including under the Working Time Regulations 1998), overtime, bonuses, commission and benefits in kind;

20.5	any claim or alleged claim for the payment of benefits or entitlements under the NSW Long Service Leave Act 1955 (Australia); and

20.6	unlawful deductions from wages under the Employment Rights Act 1996.

21.	The Employee warrants and represents to EPL and EPAL, after receiving advice from a relevant independent adviser (as defined in section 203(3A) of the Employment Rights Act 1996 (“relevant independent adviser”)), that:

21.1	he has no other complaints whatsoever against EPL, EPAL or any other company in the Group, in relation to his employment with EPL, its termination or otherwise and his secondment to EPAL, its termination or otherwise including but not limited to:
21.1.1	any claim for loss or damage to reputation or handicap in the labour market in consequence of breach of contract;

21.1.2	any claim for discrimination, victimisation or harassment under the Sex Discrimination Act 1975, The Employment Equality (Sexual Orientation) Regulations 2003, The Employment Equality (Religion or Belief) Regulations 2003 and/or the Race Relations Act 1976, The Employment Equality (Age) Regulations 2006 and/or the Disability Discrimination Act 1995 and any claim in respect of a failure to make reasonable adjustments under section 4A of the Disability Discrimination Act 1995;

21.1.3	any claim under the Employment Rights Act 1996;

21.1.4	any claim under the Equal Pay Act 1970;

21.1.5	any claim under the Trade Union and Labour Relations (Consolidation) Act 1992;

21.1.6	any claim under section 13 of the Data Protection Act 1998;

21.1.7	any claim under the National Minimum Wage Act 1998;

21.1.8	any claim under the Employment Relations Act 1999;

21.1.9	any claim under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

21.1.10	any claim under the Working Time Regulations 1998;

21.1.11	any claim under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

21.1.12	any claim under the Information and Consultation of Employees Regulations 2004;

21.1.13	any claim under the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

21.1.14	any claim under the Protection from Harassment Act 1997;

21.1.15	any failure to comply with obligations under the Human Rights Act 1998; and

21.1.16	any claim under any other employment legislation, whether under English law, European law or Australian law, but excluding any claim relating to rights under the Group Pension Scheme or personal injury claims (though the Employee warrants that he is unaware of any circumstances which would give rise to a claim under the Group Pension Scheme, or a personal injury claim).

21.2	he will refrain from entering any application to an Employment Tribunal, any Australian Tribunal or Commission and/or from instituting any proceedings in any Court (whether in the United Kingdom, Australia or otherwise against the EPL, EPAL or any company in the Group in respect of any claim listed in clauses 20 or 21.1 of this Agreement;

21.3	he is not in employment or in receipt of an offer of employment (whether verbal or in writing) or involved in negotiating the terms of an offer of employment and does not expect to receive an offer of employment within 28 days of the date of this Agreement;

21.4	he has not presented a Claim Form to an office of any employment tribunal or industrial commission (whether in Australia or in the United Kingdom) or issued a claim form in the High Court, County Court or any Australian court with actual or potential jurisdiction in connection with his employment with EPAL, his secondment to EPL or the termination of his employment and/or secondment;

22.	If the Employee acts in material breach of the warranties, conditions and obligations set out in this Agreement or engages in conduct in repudiation of his Contract or his

Secondment Agreement he agrees that the EPAL will be entitled to dismiss him, and/or he will be deemed to have been dismissed, for cause and for serious misconduct. In these circumstances:

22.1	the Employee will forfeit his right to any outstanding payments under this Agreement (with the exception of the Bonus Payment); and

22.2	the Employee will immediately forfeit all unvested Option Entitlements and Stock Entitlements.

23.	The Employee warrants and agrees that the following statements are true:

23.1	the Employee has received advice from a relevant independent adviser as to the terms and effect of this Agreement, and in particular its effect on his ability to pursue his rights before an Employment Tribunal;

23.2	the relevant independent adviser referred to in clause 23.1 is Nick Howard of Norton Rose LLP whose address is at 3 More London Riverside, SE1 3AQ (“the Independent Adviser”); and

23.3	there was in force when the Independent Adviser gave the advice referred to in clause 23.1 of this Agreement a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of the said advice.

24.	This Agreement satisfies the conditions for regulating compromise agreements under section 203(3) of the Employment Rights Act 1996, the Employment Rights Act 1996 as applied by section 14 of the Employment Relations Act 1999, section 18(1) of the Employment Tribunals Act 1996, section 77(4A) of the Sex Discrimination Act 1975, section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 of Schedule 3A of the Disability Discrimination Act 1995 and the relevant subsections regulating compromise agreements in Regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, the Public Interest Disclosure Act 1998, the Employment Relations Act 1999, Regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999, the Employment Rights Act as applied by Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Employment Rights Act 1996 as applied by Regulation 10 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 2(2) Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, the Employment Rights Act 1996 as applied by Regulation 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Equal Pay Act 1970 as amended the Equal Pay Directive, Schedule 5 of the Employment Equality (Age) Regulations 2006, Part 2 of the Equality Act 2006 and the Equality Act (Sexual Orientation) Regulations 2007 and/or Article 141 of the Treaty of Rome all as subsequently consolidated, modified or re-enacted from time to time.

25.	The Employee undertakes that, no earlier than 7 days before the Termination Date but not later than the Termination Date, he will:-

25.1	re-affirm the provisions of this Agreement by signing the letter at Schedule 2; and

25.2	procure that the Independent Adviser signs the acknowledgement set out at Schedule 3.

26.	The Independent Adviser, by signing this Agreement, confirms that:

26.1	he has advised the Employee as to the nature of any and all claims listed in clauses 20 and 21.1 of this Agreement that the Employee may have against the Employer,

26.2	the statements set out in clauses 23.1, 23.2, 23.3 and 24 of this Agreement are true.

27.	For the purposes of this clause, “Third Party” means any company in the Group or any employee, agent or officer of any company in the Group. Any Third Party will be entitled to enforce the benefits conferred on it by this Agreement. The consent of a Third Party will not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on any Third Party.

28.	EPL and EPAL shall provide a written reference in relation to the Employee on request from a prospective employer in the terms set out at Schedule 4 to this Agreement and shall respond to any oral request for a reference in a manner consistent in tone and content with those terms.

29.	This Agreement is provided on a without prejudice and subject to contract basis but will become open and binding on the parties at such time as it has been signed by both parties to this Agreement and by the Independent Adviser.

30.	This Agreement is governed by and will be construed in accordance with the laws of England and Wales and the parties hereto submit to the exclusive jurisdiction of the English courts. This Agreement shall be enforceable in any jurisdiction, including without restriction Australia and New South Wales.
AS WITNESS the hands of the parties on the day and the year first stated above.

Signed for and on behalf of	/s/ S. Alli
EPAY LIMITED by its	Director
duly authorised representative	Print name Selina Alli

Signed for and on behalf of	/s/ S. Alli
EPAY AUSTRALIA PTY LIMITED by its	Director
duly authorised representative	Print name Selina Alli

Signed by
GARETH GUMBLEY	/s/ Gareth Gumbley

Signed by
Nick Howard (Independent Adviser)	/s/ Nick Howard

SCHEDULE 1
The Board of Directors
epay Ltd
2nd Floor
Kelting House
Southernhay
Basildon
Essex
SS14 1EL
12th March 2010
Dear Sirs
I hereby resign with immediate effect as a Director of the Company and from any other office that I may hold in any other company in the Group.

Yours faithfully

/s/ Gareth Gumbley Gareth Gumbley

SCHEDULE 2
epay Ltd and epay Australia Pty Limited
c/o 2nd Floor, Kelting House
Southernhay
Basildon
Essex, SS14 1EL
[    ] 2010
Dear Sirs
Employment Matters
I refer to the compromise agreement between epay Ltd, epay Australia Pty Limited and myself dated 10 March 2010 (the “Agreement”).
In respect of the period between the date of the Agreement and the date of this letter (the “Additional Period”), I hereby:-
1.	confirm and accept that the waiver and settlement wording set out in clause 20 applies to my period of employment with EPAL and my secondment arrangements with EPL during the Additional Period; and
2.	restate and confirm each of the warranties and statements set out in clauses 21, 21.1, 21.2, 21.3, 21.4, 21.5 and 21.6 of the Agreement in relation to the Additional Period.
I enclose an acknowledgement signed by the Independent Adviser (as defined in the Agreement) in respect of this letter.
Yours faithfully

SIGNED as a DEED by	)

Gareth Gumbley	)

In the presence of:	)

Witness signature

Name

Address

Occupation

SCHEDULE 3
I, Nick Howard of Norton Rose LLP, 3 More London Riverside, SE1 3AQ, confirm that I have given independent legal advice to Gareth Gumbley (the “Employee”) as to the terms and effect of the Compromise Agreement entered into between him, epay Australia Pty Limited and epay Ltd (and the terms of the confirmation letter dated [     ] from the Employee to epay Ltd and epay Australia Pty Limited dated [     ]) and in particular its effect on the Employee’s ability to pursue the Employee’s rights before an employment tribunal.
I confirm that I am a Solicitor of the Supreme Court holding a current practising certificate and that I am neither employed by nor acting for epay Ltd. nor acting in this matter for any Group Company. I confirm that there is, and was at the time I gave the advice referred to above, in force a contract of insurance or indemnity provided for members of a professional body covering for the risk of a claim by the Employee in respect of any loss arising in consequence of the advice referred to above.
Signed
Dated

SCHEDULE 4
AGREED REFERENCE
TO WHOM IT MAY CONCERN
Gareth Gumbley was employed by epay Australia Pty Ltd (part of the Euronet group of companies (the “Euronet Group”) from 01 November 2004 to 13 September 2010. Gareth was initially employed as the Managing Director for the Euronet Group’s pre-paid operations in Australia and New Zealand. Gareth led the expansion of the Australasian business and had key responsibility for the expansion of the Euronet Group pre-paid business into India.
In May 2008, Gareth was promoted to Managing Director of the Euronet Group pre-paid (epay) global operations. In this role (undertaken on secondment to epay Limited (UK), Gareth was responsible for global strategic planning, operations and management of the Euronet Group pre-paid (epay) operations.
Kevin Caponecchi

SCHEDULE 5
STOCK AND OPTIONS VESTING TO 23 DECEMBER 2010
Stock Entitlements

Grant Date	Stock/Option Class	Grant Type	Grant Quantity
15.03.2010	EEFT (2006 Stock Incentive Plan)	RSUP	2,500
23.03.2010	EEFT (2006 Stock Incentive Plan)	RSUP	7,875
08.07.2010	EEFT (2006 Stock Incentive Plan)	RSU	8001
21.09.2010	EEFT (2002 Stock Incentive Plan)	RSU	857
19.12.2010	EEFT (2006 Incentive Plan)	RSU	1120
15.3.2010	EEFT (2006 Incentive Plan)	RSU	480
Option Entitlements

Grant Date	Stock/Option Class	Grant Type	Grant Quantity	Grant Price
16.12.2010	EEFT (2006 Incentive Plan)	NQSO	1523	US$	10.10
16.12.2010	EEFT (2006 Incentive Plan)	NQSO	2263	US$	10.10

SCHEDULE 6
AGREED RESTRICTIVE COVENANTS
1.	The Employee agrees that he will not at any time prior to 31 December 2010 be employed by or provide services, whether directly or indirectly, to any person, company, firm, venture, business or operation conducting business or activities which are, which endeavour to be or plan to be in competition with the Group’s Business. For the avoidance of doubt, it will not be considered a violation of this Schedule 6 for the Employee to be employed by a financial sponsor or non-strategic financial investor that has as part of its portfolio a company that conducts business in competition with the Group’s Business, provided that the Employee is not providing advice or management assistance to such company.
2.	For the purposes of this Schedule 6, the “Group’s Business” is providing cash collection, distribution and processing services for electronic payment and prepaid products of prepaid mobile phone time,. The Employee agrees that without restricting the application of this Schedule 6, the following businesses are in competition with the Group’s Business:
2.1.	the Paypoint group of companies;

2.2.	the Payzone group of companies;

2.3.	the Incomm group of companies; and

2.4.	the Blackhawk group of companies.
3.	The Employee further agrees that at no time prior to 31 December 2010 will the Employee in competition with the Group’s Business:
3.1.	canvass, solicit or endeavour to take away from EPL, EPAL or any Group company the business or custom of any client, customer, business partner, customer or business partner of EPL, EPAL or any Group company;

3.2.	endeavour to entice away from EPL, EPAL or the Group or in any way seek to affect the terms of business on which EPL, EPAL and/or any Group company deal with any person, firm, company or organisation who or which at any time prior to 31 December 2010, is or was an agent or distributor of EPL, EPAL or any Group company with whom or which the Employee had come into contact in the performance of his duties during his employment with EPAL and secondment to EPL;

3.3.	canvass, solicit or endeavour to take away from EPL, EPAL or any Group company or deal with any person, firm, company or organisation who or which at any time prior to 31 December 2010 is or was a supplier of goods or services to EPL, EPAL or any Group company, from whom or which EPL, EPAL or any group Company had an exclusive right to receive supplies of such goods or services within a given geographical area;

3.4.	endeavour to entice away from EPL, EPAL or any Group company or in any way seek to affect the terms of business on which EPL, EPAL or any Group company deals with any person, firm, company or organisation at any time prior to 31 December 2010 was a supplier of goods or services to EPL, EPAL or to any Group company with whom or which the Employee come or had come into contact in the performance of his duties during his employment with EPAL and/or his secondment to EPL;

3.5.	for anytime prior to 31 December 2010 solicit or endeavour to entice away, or employ and/or engage, any employee, consultant, agent, adviser or contractor engaged by

EPL, EPAL or any Group company, with whom the Employee had material dealings in the course of his employment with EPAL and/or his secondment to EPL.
4.	The Employee agrees that the Group is a global business and that these restrictions will apply in any geographical area in which the Employee had responsibility during his employment with EPAL and/or his secondment to EPL.
5.	The Employee agrees that if he acts in breach of the covenants specified in this Schedule 6 EPL and EPAL will be entitled to remedies for breach including, without limitation, damages and injunctive relief.
6.	The Employee agrees that in signing this Agreement, he agrees that his obligations as set out above in this Schedule 6 (including his obligation not to compete with the Business) extend only to restrictions which legitimately protect the business interests of EPL, EPAL and the Group, and that such restrictions are reasonable in light of his light of your senior role with the Group, and that such restrictions are reasonable
7.	The Employee, EPL and EPAL agree that the covenants provided in this schedule 6 will supecede and replace any restrictive covenants in any previous agreements between the Employee and EPL and EPAL including the Contract, the Secondment Agreement, and any stock or option plans.

SIGNED as a DEED by	)

Gareth Gumbley	)	/s/ Gareth Gumbley

In the presence of:	)
Witness signature     /s/ Stephen Gumbley
Name                        Stephen Gumbley
Occupation               Setter